Exhibit 2.1

ACQUISITION AGREEMENT

by and among

AVALANCHE BIOTECHNOLOGIES, INC.,

ANNAPURNA THERAPEUTICS SAS,

THE CONTRIBUTORS, and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

as the

CONTRIBUTORS’ REPRESENTATIVE

Dated as of January 29, 2016

i

(continued)

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Exhibits

Exhibit A	Definitions
Exhibit B	Form of Parent Support Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Release
Exhibit E	Parent Operating Plan

Schedules

Schedule A	Parent Support Agreement Signatories
Schedule B-1	Officers of Parent
Schedule B-2	Committees of the Parent Board
Schedule C	Consents, Waivers and Approvals
Schedule D	Illustrative Example of Spreadsheet Calculations

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”), dated as of January 29, 2016, is entered into by and among Avalanche Biotechnologies, Inc., a Delaware corporation (“Parent”), Annapurna Therapeutics SAS, a French simplified joint stock company (the “Company”), each of the persons listed as shareholders of the Company on the signature pages hereof (each, a “Contributor” and together, the “Contributors”), and Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the representative of the Contributors in connection with the transactions contemplated by this Agreement (the “Contributors’ Representative”) (hereafter, Parent, the Company and each Contributor shall sometimes be referred to as the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Contributors beneficially own all of the issued and outstanding capital stock of the Company the (“Company Shares”);

WHEREAS, the Parties intend that, subject to the terms and conditions herein, Parent shall accept and receive from the Contributors, and the Contributors shall contribute, transfer and assign and convey to Parent, the Company Shares (the “Share Contribution”), in exchange for newly issued shares of the common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”), to be issued by Parent to the Contributors (the “Parent Common Stock Issuance”);

WHEREAS, the Share Contribution and Parent Common Stock Issuance made pursuant to this Agreement are made in reliance upon one or more exemptions from securities registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Share Contribution and the Parent Common Stock Issuance, and has determined to recommend that the stockholders of Parent vote to approve the Parent Common Stock Issuance;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the Transactions; and

WHEREAS, in order to induce the Contributors to enter into this Agreement and cause the Transactions to be consummated, concurrently with the execution and delivery of this Agreement, the officers and directors of Parent listed on Schedule A hereto (the “Parent Support Agreement Signatories”) are executing support agreements in the form substantially attached hereto as Exhibit B (the “Parent Support Agreements”) under which the Parent Support Agreement Signatories will agree to vote as stockholders in favor of the Transactions, including the Parent Common Stock Issuance, and to take the other actions (and refrain from taking actions) on the terms set forth therein.

AGREEMENT

Now, therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CONTRIBUTION AND ACQUISITION

Section 1.1 The Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Section 8.1, the consummation of the Transactions (the “Closing”) shall take place remotely via the exchange of documents on the later of (i) April 15, 2016 or (ii) (a) as soon as reasonably possible after all of the conditions set forth in ARTICLE 7 of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) such other time as Parent and the Company agree in writing. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date”.

Section 1.2 Closing Deliveries.

(a)        Parent Deliveries. Parent shall deliver, at or prior to the Closing:

(i)        to the Company, a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized officer of Parent to the effect that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied;

(ii)        to each Contributor, such Contributor’s portion of the New Parent Shares, as determined pursuant to Section 1.3(a)(i); and

(iii)        the Investor Rights Agreement, duly executed by Parent.

(b)        Contributor Deliveries. The Contributors shall deliver, or cause the Company to deliver, to Parent, at or prior to Closing:

(i)        the shareholders’, bondholders’ and warrantholders’ registers of the Company which shall have been updated, to evidence in particular (A) the Convertible Debt Conversion and (B) the transfer of the Company Shares to Parent;

(ii)        the shareholders’ meeting register (registre des assemblées) and the Company Board and other corporate bodies meeting registers (registre des decisions du Président and registre des déliberations et registre de présence au conseil d’administration) of the Company;

(iii)        a certified copy of the minutes of the shareholders’ meeting held to proceed with the approval of the Company’s 2015 annual accounts;

(iv)        a certificate, dated as of the Closing Date, executed on behalf of the Company by a duly authorized officer of the Company, to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(c) has been satisfied;

(v)        a certificate, dated as of the Closing Date and executed by each of the Contributors, to the effect that each of the conditions set forth in Section 7.3(b) and Section 7.3(d) has been satisfied;

(vi)        the resignation of Amber Salzman, Thomas Woiwode, Gianni Gromo and Bpifrance Investissements (represented by Chahra Louafi) as directors of the Company and each of its applicable Subsidiaries, and Inserm Transfert Initiative as observer (censeur) of the Company, effective as of, and contingent upon, the Closing, including a resignation letter to be provided by each director or observer (censeur) who resigns together with a confirmation that all remunerations that were due to such director or observer (censeur) by the Company or such Subsidiary have been duly paid to date and that such director or observer (censeur) does not have any claim or right of any nature (whether past, present or future) whatsoever against the Company or such Subsidiary in connection with their functions;

(vii)        a certificate indicating that the Company is not in bankruptcy or any form of receivership (certificate de non faillite) from the Paris Trade and Companies register, dated within three Business Days prior to the Closing Date, certifying that the Company is not in bankruptcy or any form of receivership;

(viii)        evidence of the termination of the Company Shareholder Agreements and all contractual undertakings contained therein or arising therefrom;

(ix)        evidence that the Company has effected the Convertible Debt Conversion;

(x)        the duly completed and executed IRS Form W-8BEN, W-8BEN-E or W-9, as applicable, and if applicable, a consent duly executed by the spouse of such Contributor agreeing to the contribution to Parent of such Contributor’s Company Shares;

(xi)        the completed Spreadsheet and a certificate executed by an authorized officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(xii)        evidence of the Company’s receipt of all Consents, waivers and approvals listed on Schedule C attached hereto;

(xiii)        the Investor Rights Agreement, duly executed by each Contributor;

(xiv)        the Release, duly executed by each Contributor; and

(xv)        all other documents, instruments and certificates specifically required by this Agreement to be delivered by the Contributors and the Company at or prior to the Closing.

(c)        Receipt by a Party of any of the applicable agreements, instruments, certificates or documents delivered pursuant to this Section 1.2 shall not be deemed to be an agreement by such Party that the information or statements contained therein are true, correct or complete, and shall not diminish such Party’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

Section 1.3 The Share Contribution.

(a)        Treatment of Company Shares. Upon the terms and subject to the conditions set forth herein, on the Closing Date:

(i)        Company Shares. Each Contributor agrees to contribute, transfer, assign and deliver to Parent at the Closing, and Parent agrees to accept and receive from such Contributor, all rights, title and interest in and to all Company Shares owned by such Contributor as of immediately prior to the Closing (taking into effect the Convertible Debt Conversion), free and clear of all Encumbrances, in exchange for the right to receive at the Closing, a number of shares of Parent Common Stock that such Contributor is entitled to receive as set forth in the Spreadsheet, to be issued by Parent by way of a capital increase. For the avoidance of doubt, the terms used in this Agreement in reference to the Transactions contemplated herein shall have no influence on the legal characteristics of the Transaction described in this Section 1.3 whereby Parent receives the Company Shares in exchange for the issuance by Parent to Contributors of Parent Common Stock representing the capital of Parent. The Parties acknowledge and agree that it is the intention of any French resident individuals to benefit from the favorable tax regime (régime de faveur) as described more fully in Article 150-0-B of the French Tax Code.

(ii)        Exchange. On the Closing Date, upon receipt by the Parent of all Company Shares, Parent shall provide an executed instruction letter to its transfer agent directing such transfer agent to issue to each Contributor the aggregate number of shares of Parent Common Stock issuable to such Contributor pursuant to Section 1.3(a)(i).

(iii)        Legends. Any certificates or book-entry entitlements representing the shares of Parent Common Stock to be issued pursuant to Section 1.3(a)(i) shall bear the following legend (the “Legend”) to the extent applicable (along with any other legends that may be required under Applicable Law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(b)        Treatment of Company Options.

(i)        As of the Closing, all Company Options that are then outstanding shall, by virtue of the Closing, be converted into options relating to shares of Parent Common Stock upon substantially similar terms and conditions as are in effect immediately prior to the Closing (each, a “Parent Option”) except that (A) each such Parent Option shall relate to that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Exchange Ratio and (B) the exercise price per share for the Parent Option shall be equal to the exercise price per share of such Company Option in effect as of the date hereof divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). Upon conversion of the Company Options, each holder of Company Options outstanding as of the Closing shall be entitled to hold a number of Parent Options as set forth in the Spreadsheet.

(ii)        For purposes of the calculation of the exercise price of the Parent Options described in clause (B) of Section 1.3(b)(i), the exercise price per share of the applicable Company Option shall be expressed, immediately prior to the calculation described in such clause (B), in U.S. Dollars, based on the dollar-euro conversion rate published by the European Central Bank at the close of business on the Business Day immediately prior to the Closing Date and shall thereafter be denominated and payable in U.S. Dollars.

(iii)        Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Parent Options. Within five (5) Business Days following the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Parent Options and shall maintain the effectiveness of such registration statement or registration statements for so long as such Parent Options remain outstanding.

(iv)        Prior to the Closing, the Company shall cause each holder of a Company Option to waive any rights to accelerated vesting of Company Options (including rights that are contingent on a subsequent termination of employment or service) which otherwise may be triggered by the consummation of the transactions contemplated by this Agreement, it being understood that such rights shall remain in effect with respect to any subsequent change in control transaction with respect to Parent.

(c)        Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Closing, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d)        Fractional Shares. The number of shares of Parent Common Stock for which a Contributor’s Company Shares are exchanged pursuant to this ARTICLE 1 shall be rounded down to the nearest whole number of shares of Parent Common Stock. In lieu of any fractional shares of Parent Common Stock to which any Contributor would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder), such Contributor shall receive from Parent an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the average closing price of a share of Parent Common Stock on the NASDAQ over the ten (10) Business Day period beginning on the Closing Date. The Parties understand and agree that receipt of such cash in lieu of fractional shares is not bargained for consideration under this Agreement.

Section 1.4 Lock-Up Agreement. The shares of Parent Common Stock issued to the Contributors pursuant to Section 1.3(a)(i), together with any additional shares of Parent Common Stock that may be issued from time to time in respect of such shares actually issued, including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like (collectively, the “Lock-Up Shares”), shall be subject to the restrictions and obligations set forth in this Section 1.4. For the avoidance of doubt, dividends declared on Parent Common Stock in the form of cash or property (other than shares of Parent Common Stock) shall not be subject to the restrictions and obligations set forth in this Section 1.4 and shall be distributed to the Contributors concurrently with their distribution to the other stockholders of Parent.

(a)        No Contributor shall, directly or indirectly, without the prior written consent of Parent, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Lock-Up Shares or enter into any Hedging Transaction (as defined below) relating to the Lock-Up Shares (each of the foregoing referred to as a “Disposition”) for a period from the date hereof until such restrictions and obligations have lapsed, as provided in the following sentence. The restrictions and obligations on the Lock-Up Shares set forth in this Section 1.4 shall lapse and be of no further force and effect on the date that is 180 calendar days following the Closing Date (the “Lock-Up End Date”). The foregoing restrictions are expressly intended to preclude each Contributor from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition even if the securities would be disposed of by someone other than the Contributor. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares. Notwithstanding the foregoing, each Contributor may transfer any or all of the Lock-Up Shares (A) to an immediate family member or a trust formed for the direct or indirect benefit of such Contributor or an immediate family member of such Contributor, (B) by gift, will or intestacy, (C) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by such Contributor or the immediate family of such Contributor, (D) if such Contributor is a corporation, partnership or other business entity (1) to another corporation, partnership or other business entity that is a controlled or managed affiliate of such Contributor or (2) as part of a disposition, transfer or distribution by such Contributor to its equity holders, partners, members or affiliates or any of its affiliates’ directors, officers and employees or (E) if such Contributor is a trust, to a trustee or beneficiary of the trust; provided, however, that, in each such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Section 1.4, and there shall be no further transfer of such Lock-Up Shares except in accordance with this Section 1.4. For purposes of the foregoing, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin.

(b)        Without limiting the restrictions or obligations in this Section 1.4, any Disposition by any Contributor shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act.

(c)        Parent may place an appropriate restrictive legend on the stock certificates representing the Lock-Up Shares issued to the Contributor to indicate that such shares are subject to the terms of this Section 1.4. Parent agrees that it will (or will instruct the transfer agent for Parent to) promptly remove such restrictive legend upon the earlier to occur of (1) the Lock-Up End Date or (2) the termination of this Section 1.4 pursuant to its terms or as otherwise expressly contemplated by this Agreement. Parent may, and each Contributor shall, with respect to any Lock-Up Shares, cause the transfer agent for Parent to note stop transfer instructions with respect to the Lock-Up Shares on the transfer books and records of Parent.

(d)        This Section 1.4 shall terminate immediately and be of no further force or effect upon the earliest to occur of:

(i)        immediately prior to the consummation of (1) any acquisition or purchase from Parent by any Person or Group of a 50% or more interest in the total outstanding voting securities of Parent, (2) any merger, consolidation, business combination, share exchange or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction will hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (3) any sale, lease, exchange, transfer, exclusive license or disposition of assets (including capital stock or other ownership interests in subsidiaries) representing 50% or more of the aggregate fair market value of the consolidated assets of Parent and its subsidiaries taken as a whole, or (4) any spin-off, spin-out, split-up, carve-out or similar event pursuant to which assets representing 50% or more of either the aggregate fair market value of the assets of the Company as of the Closing Date or the business of the Company as of the Closing Date will be transferred in one or more transactions; provided, that, notwithstanding the foregoing, each Contributor shall be entitled to vote on such transaction, enter into related support agreements, and otherwise support such transaction if he, she or it so chooses;

(ii)        immediately prior to the consummation of any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 50% or more of the total outstanding voting power of Parent; provided, that, notwithstanding the foregoing, each Contributor will be entitled to submit Lock-Up Shares for such tender offer or exchange offer if he or she so chooses; provided, further, that if such tender offer or exchange offer is not subsequently closed, the Lock-Up Shares are not accepted for purchase, or the Contributor otherwise withdraws such shares from such tender offer or exchange offer, then any Lock-Up Shares submitted for such tender offer or exchange offer shall again become subject to the terms and conditions of this Section 1.4; or

(iii)        (1) the filing of a petition by or against Parent under any chapter of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors, (2) appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of Parent, or (3) the making of a general assignment for the benefit of creditors by Parent.

Section 1.5 No Liability. No Party shall be liable to any Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Applicable Law.

Section 1.6 Tax Consequences. The Parties intend that (a) the Share Contribution qualifies as a reorganization under Section 368(a)(1) of the Code, (b) this Agreement constitutes a plan of reorganization, (c) Parent, the Company and each of the Contributors will be a party to such reorganization within the meaning of Section 368(b) of the Code and (d) the transaction qualifies as a contribution eligible to the favorable tax regime (régime de faveur) set out in Article 150-0-B of the French Tax Code (the “Intended Tax Treatment”), and no Party shall take any action inconsistent with the Intended Tax Treatment. Notwithstanding the foregoing, Parent makes no representations or warranties to the Company or to any Contributor regarding the Tax treatment of the Share Contribution, or any of the Tax consequences to the Company or any Contributor of this Agreement, the Share Contribution or the other Transactions or the other agreements contemplated by this Agreement. The Company and the Contributors acknowledge that the Company and the Contributors are relying solely on their own Tax advisors in connection with this Agreement, the Share Contribution and the other Transactions and the other agreements contemplated by this Agreement.

Section 1.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Contributor when due, and such Contributor shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

Section 1.8 Withholding. Each of Parent and the Company shall be entitled to deduct and withhold from any issuances of Parent Common Stock pursuant to this Agreement to any Contributor such amounts in shares of Parent Common Stock as Parent or the Company is required to deduct and withhold with respect to any such issuances under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect to which such deduction and withholding was made.

Section 1.9 French Legal and Tax Characterization. The Parties hereby acknowledge and agree that the Share Contribution shall be characterized as a contribution of stock (apport de titres de capital), as such transaction is defined under French Applicable Law, for all French legal and Tax purposes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this ARTICLE 2 are true and correct as of the date hereof and the Closing Date.

Section 2.1 Organization, Authority and Subsidiaries of the Company.

(a)        The Company is a French société par actions simplifiée duly organized and validly existing under the laws of its jurisdiction of organization and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except in each case as would not reasonably expected to result in a Company Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the Transactions will be duly authorized on or prior to the Closing.

(b)        Section 2.1(b) of the Company Disclosure Schedule correctly lists, as to each Subsidiary of the Company on the date of this Agreement, (i) its name, (ii) the jurisdiction of its formation, (iii) the percentage of its issued and outstanding equity interests owned by the Company or by another Subsidiary of the Company, and (iv) the percentage of its issued and outstanding equity interests owned by any other Person. The Company has and, since its inception has had, no other Subsidiaries or any equity interest, whether direct or indirect, in, or any loans to, any other corporation, partnership, limited liability company, joint venture or other business entity. The Company is the owner of all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances), and all such shares have been duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal. The Company does not own, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any other corporation, organization or entity other than the

Subsidiaries and other investments set forth on Section 2.1(b) of the Company Disclosure Schedule. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exercisable, exchangeable or convertible securities or other Contracts of any similar character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such capital stock or securities.

Section 2.2 Capitalization; Indebtedness

(a)        The capital stock of the Company as of the date of this Agreement consists of (i) 230,000 shares of Company Common Stock, par value EUR 0.01 per share (the “Company Common Stock”), (ii) 615,178 shares of Series A Preferred Stock, par value EUR 0.01 per share and (iii) 280,000 shares of Series O Preferred Stock, par value EUR 0.01 per share (together with the Series A Preferred Stock, the “Company Preferred Stock”). The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Company Shareholder Agreements, none of the outstanding shares of Company Common Stock or Company Preferred Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock are subject to any right of first refusal in favor of the Company. There is no Contract of the Company relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except as set forth in the Company Shareholder Agreements. Section 2.2(a) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and Company Preferred Stock, and specifies each holder of Company Common Stock or Company Preferred Stock, the date of purchase of such Company Common Stock or Company Preferred Stock, the number of shares of Company Common Stock or Company Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Common Stock or Company Preferred Stock filed an election under Section 83(b) of the Code with respect to such Company Common Stock or Company Preferred Stock within thirty (30) days of purchase. Each share of Company Preferred Stock is convertible into 1 share of Company Common Stock.

(b)        Except for the Company Option Plans, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. The Company has reserved 650,000 shares of Company Common Stock for issuance under the Company Option Plan. Of such reserved shares of Company Common Stock, options to purchase 486,725 shares have been granted and are currently outstanding, and 163,275 shares of Company Common Stock remain available for future issuance pursuant to such plan. Section 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the Company Optionholder; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Option Plan and forms of all stock option agreements approved for use thereunder. No vesting of Company Options will accelerate in connection with the closing of the Transactions.

(c)        Except for the outstanding Company Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiaries. Section 2.2(c) of the Company Disclosure Schedule accurately and completely lists all convertible securities of the Company and the holders of such convertible securities. The Company has delivered to Parent accurate and complete copies of all convertible securities of the Company.

(d)        All outstanding shares of Company Common Stock and Company Preferred Stock, as well as all options, warrants and other securities of the Company, have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Law and (ii) all requirements set forth in applicable Contracts.

(e)        As of the Closing, (i) the number of shares of Company Common Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options granted to such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other equity interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options or any other equity interests of the Company and (iii) the shares of Company Capital Stock and/or Company Options disclosed in the Spreadsheet will be free and clear of any Encumbrances.

(f)        Section 2.2(f) of the Company Disclosure Schedule sets forth all the indebtedness for borrowed money of the Company and its Subsidiaries (including loans, advances or other indebtedness for borrowed money owed to the Company or any of its Subsidiaries by a director, officer, employee or shareholder of the Company or any Subsidiary).

Section 2.3 No Conflicts; Consents. The execution, delivery and performance by each of the Contributors of this Agreement, and the consummation of the Transactions by the Contributors, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Company Organizational Documents or the certificate of incorporation, bylaws or similar organizational documents of any of the Company’s Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to the Company or any of its Subsidiaries; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Company Material Contract) or any Permit affecting the properties, assets or business of the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except, in the case of clauses (b), (c) and (d), for any such items that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

Section 2.4 Financial Statements.

(a)        The Company has delivered to Parent the Company’s audited consolidated balance sheets as of the end of 2014 and unaudited 2015 fiscal years (such balance sheet as of the end of fiscal year 2015, the “Company Balance Sheet”) and the related audited consolidated statements of income and cash flows for 2014 fiscal year and unaudited statements of income and cash flows for 2015 fiscal year (collectively, the “Company Financial Statements”).

(b)        The Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with French GAAP (except, in the case of unaudited statements, for the absence of footnotes) applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other, and (iv) are true and correct (réguliers et sincères) and fairly present (donne une image fidèle) the assets, financial condition and results of operations of the Company and its Subsidiaries, in accordance with the provisions of Article L. 233-21 of the French Commercial Code, as of the dates therein indicated and for the periods therein specified, in each case on a consolidated basis (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments and to any other adjustments described therein including the notes thereto, the effect of which in the aggregate will not be materially adverse).

(c)        The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in the Ordinary Course of Business consistent with Applicable Law, and the transactions entered therein represent bona fide transactions, all of which have been properly recorded therein.

(d)        The Company has not received any written complaint, allegation, assertion or claim regarding any deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries; (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding the foregoing.

Section 2.5 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that would be required by French GAAP to be set forth on a balance sheet, except (a) those that are adequately reflected or reserved against in the balance sheet of the Company as of December 31, 2015 (the “Balance Sheet Date”), and (b) those that have been incurred in the Ordinary Course of Business since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 2.6 Absence of Changes. Since the Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been carried on and conducted in the Ordinary Course of Business, and (b) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither the Company nor its Subsidiaries has taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 5.1.

Section 2.7 Title to Assets. Except as would not be material to the Company or its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries owns, and has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including (a) all assets reflected on the Company Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or any such Subsidiary, all of which assets are owned by the Company or any of its Subsidiaries, free and clear of any Encumbrances, except for any Permitted Encumbrances.

Section 2.8 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 2.8 of the Company Disclosure Schedule, each of which is in full force and effect and with no existing default thereunder. Section 2.8 of the Company Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements of the Company and each of its Subsidiaries for the leasing, use or occupancy of, or otherwise granting a right in or relating to such leased real property and all amendments, terminations and modifications thereof.

Section 2.9 Intellectual Property.

(a)        The Company, directly or through its Subsidiaries, owns, or has the right to use all Intellectual Property listed on Section 2.9(a) of the Company Disclosure Schedule (the “Company Intellectual Property”).

(b)        Section 2.9(b) of the Company Disclosure Schedule sets forth all Company IP Registrations and is true and complete in all material respects. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Government Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of non-privileged file histories, certificates, office actions, and correspondence with applicable patent and trademark offices related to the registration of all Company IP Registrations.

(c)        Section 2.9(c) of the Company Disclosure Schedule identifies (i) all Intellectual Property licensed to the Company or any of its Subsidiaries (other than any non-customized software that is so licensed in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software), (ii) the corresponding contracts pursuant to which such Intellectual Property is licensed and (iii) whether such license or licenses are exclusive or non-exclusive, and is true and complete in all material respects.

(d)        Section 2.9(d) of the Company Disclosure Schedule identifies all Company IP Agreements, and is true and complete in all material respects. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and written executed waivers thereunder. To the Company’s Knowledge, each Company IP Agreement is valid and binding on the Company or its Subsidiary or Subsidiaries, as the case may be, in accordance with its terms and is in full force and effect. Neither the Company, any of its Subsidiaries nor any other party thereto (i) is, to the Company’s Knowledge, in breach of or default under (or is alleged to be in breach of or default under) any Company IP Agreement, or (ii) has provided or received any notice of breach or default of or any intention to terminate any Company IP Agreement.

(e)        The Company, directly or through any of its Subsidiaries, is the sole and exclusive legal and beneficial owner of, and with respect to the Company IP Registrations, is the record owner of, the Company Intellectual Property owned solely by the Company, and to the Company’s Knowledge has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries is bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company Intellectual Property anywhere in the world, except as would not be material to the Company and to its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and its Subsidiaries, as applicable, have entered into binding, written agreements with every current and former employee of the Company or its Subsidiaries, and with every current and former consultant, advisor or independent contractor, in each case to the extent such employee, consultant, advisor or independent contractor was involved in generation of Company Intellectual Property, whereby such employees, consultants, advisors and independent contractors assign to the Company or its Subsidiary or Subsidiaries any ownership interest and right they may have in the Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(f)        To the Knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or any of its Subsidiaries: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries, or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the immediately foregoing sentence.

(g)        To the Knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s and its Subsidiaries’ business or operations as currently conducted.

(h)        The Company and its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(i)        To the Company’s Knowledge, (i) the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company or any of its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(j)        There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights with respect to any Company Intellectual Property; or (iii) by the Company, any of its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(k)        To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest.

(l)        The Company Intellectual Property constitutes all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted.

(m)        Except as set forth in the Company IP Agreements listed on Section 2.9(d) of the Company Disclosure Schedule or as would not be material to the Company or its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

Section 2.10 Agreements, Contracts and Commitments.

(a)        Section 2.10(a) of the Company Disclosure Schedule accurately lists all of the following Contracts of the Company or any of its Subsidiaries (all of the Contracts of the type described in this Section 2.10(a), together with all Contracts concerning real property leases set forth in Section 2.8 of the Company Disclosure Schedule and all Company IP Agreements set forth in Section 2.9(d) of the Company Disclosure Schedule, being referred to herein as “Company Material Contracts”):

(i)        each Contract relating to any Benefit Plan;

(ii)        each Contract relating to the employment of, or the performance of employment-related services by, any Key Employee;

(iii)        each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company or any of its Subsidiaries and any of their respective officers or directors;

(iv)        each Contract relating to any agreement, contract or commitment containing any covenant materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person;

(v)        each Contract with any Governmental Authority;

(vi)        each Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 (or its equivalent in EUR) and not cancelable without penalty;

(vii)        each Contract relating to research, development, testing, manufacturing or commercialization of any Company Product Candidate, including any collaboration agreements, clinical trial agreements, consulting agreements, distribution agreements, and supply and manufacturing agreements (but excluding purchase orders);

(viii)        each Contract pursuant to which the Company or any of its Subsidiaries (A) is obligated to pay any other Person royalties or development or similar milestone payments with respect to any Company Product Candidate or (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Company Product Candidate;

(ix)        each Contract pursuant to which any Person (A) is obligated to pay the Company royalties or development or similar milestone payments with respect to any Company Product Candidate or other development program, or (B) is obligated to provide to the Company a percentage interest in the sales or revenues of any Company Product Candidate.

(x)        each Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(xi)        each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 (or its equivalent in EUR) or creating any material Encumbrances with respect to any assets of the Company or its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(xii)        any other agreement, Contract or commitment (i) which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $100,000 (or its equivalent in EUR) or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 (or its equivalent in EUR) in the aggregate, or (ii) that is material to the business or operations of the Company and its Subsidiaries; or

(xiii)        each Contract, the termination of which would have a Company Material Adverse Effect.

(b)        The Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Each Company Material Contract is valid and binding on the Company or its Subsidiaries in accordance with its terms and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to seek damages that would be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 2.11 Compliance; Permits; Restrictions.

(a)        Each of the Company and its Subsidiaries, since inception, has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of alleged or actual violation of any Applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or threatened against the Company or any of its Subsidiaries, nor has any Governmental Authority stated to the Company or any of its Subsidiaries that it has an intention to conduct the same. There is no agreement, judgement, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries in the Ordinary Course, (ii) may have an adverse effect on the Company’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions. None of the Company or any of its Subsidiaries has settled any actual or threatened litigation.

(b)        The Company and its Subsidiaries hold all Governmental Authorizations that are material to the operation of its business as currently conducted (collectively, the “Company Permits”). Section 2.11(b) of the Company Disclosure Schedule lists all Company Permits. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(c)        There are no proceedings pending or threatened with respect to an alleged violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (the “FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Applicable Law promulgated by the FDA or other comparable Governmental Authority in France responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (the FDA and each such Governmental Authority, a “Drug Regulatory Agency”).

(d)        The Company and its Subsidiaries hold all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and development, clinical testing or manufacturing , as currently conducted, of any of their product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Each of the Company and its Subsidiaries are in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, clinical testing and manufacturing of the Company Product Candidates, including complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)        All animal studies or other preclinical tests performed by or on behalf of the Company or its Subsidiaries either (i) have been conducted in all material respects in accordance with applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 (“Good Laboratory Practices”) or comparable foreign Applicable Law or (ii) if not required to be conducted in accordance with Good Laboratory Practices, have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company. No failure to comply with Good Laboratory Practices and any comparable state and foreign Applicable Laws has adversely affected the integrity, in the aggregate, of data collected in the pre-clinical trials, pre-clinical research, and manufacturing activities conducted by or on behalf of the Company or its Subsidiaries, or the overall conclusions of any such trial or research.

(f)        All manufacturing operations conducted by, or for the benefit of, the Company or its Subsidiaries with respect to Company Product Candidates to be used, or being used, in human clinical trials have been and are being conducted in all material respects in accordance with the FDA’s cGMP regulations or comparable foreign Applicable Law. In addition, the Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all comparable foreign Applicable Law.

(g)        Neither the Company nor any of its Subsidiaries is the subject of any pending, or threatened investigation in respect of its business or the Company Product Candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or the Company Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy,” and any amendments thereto. None of the Company or any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar Applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or the Company Product Candidates are pending or threatened against the Company, its Subsidiaries or any of their respective officers, employees or agents.

Section 2.12 Privacy and Data Protection. All data, images and works of authorship that have been collected, stored, maintained or otherwise used by the Company and each of its Subsidiaries have been collected, stored, maintained and used in accordance in all material respects with Applicable Law, guidelines, contracts and industry standards. Neither the Company nor any of its Subsidiaries has received a notice of any currently uncured noncompliance with Applicable Law, rules, regulations, guidelines or industry standards regarding data protection or privacy matters.

Section 2.13 Taxes.

(a)        All income and other Tax Returns of the Company and its Subsidiaries have been timely filed with the appropriate Tax Authority or other Governmental Authority, and all such Tax Returns were complete and correct in all material respects and have been prepared in compliance with Applicable Law. All material Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. There is no material claim for Taxes, other than Taxes not yet due and payable, that has resulted in an Encumbrance against any of the assets of the Company or its Subsidiaries.

(b)        The Company Balance Sheet reflects all material Liabilities for unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. The Company and its Subsidiaries do not have any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business consistent with past practice and Applicable Law following the Company Balance Sheet Date. The Company and its Subsidiaries have no material Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not shown on the Company Balance Sheet.

(c)        There is (i) no tax notice received from a Tax Authority stating that a Tax audit will take place, (ii) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or its Subsidiaries that has been or is being conducted by a Tax Authority and which has not already been settled, (iii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Tax Authority or

Governmental Authority, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or its Subsidiaries currently in effect (other than with respect to automatic grants of extensions) and (v) no agreement to any extension of time for filing any Tax Return that has not been filed.

(d)        Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than their respective countries of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code, to the French or Irish Tax Applicable Law or any comparable provision under federal, state, local or foreign Tax Applicable Law as a result of transactions, events or accounting methods employed prior to the Share Contribution.

(e)        Neither the Company nor any of its Subsidiaries is party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company and its Subsidiaries do not have any Liability or potential Liability to another Person under any such agreement.

(f)        Neither the Company nor any of its Subsidiaries has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of federal, state, local, or foreign Applicable Law.

(g)        Neither the Company nor any of its Subsidiaries nor any predecessor of the Company or its respective Subsidiaries is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company were not the ultimate parent corporation. The Company and its Subsidiaries do not have any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under any federal, state, local or foreign Applicable Law, as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(h)        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in any federal, state, local, or foreign Tax Applicable Law executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in any federal, state, local, or foreign Tax Applicable Law with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.

(i)        This Agreement and the Transactions will not cause the reduction or unavailability of any net operating loss or Tax credit carryforwards of the Company or any of its Subsidiaries.

(j)        None of the Tax attributes (including net operating loss carry-forwards and Tax credits) of the Company or its Subsidiaries are limited by Applicable Law.

(k)        Neither the Company nor any of its Subsidiaries has received any private letter ruling from the French and/or Irish Tax Authorities (or any comparable ruling from any other Tax Authority).

(l)        Neither the Company nor any of its Subsidiaries is party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal, French or Irish income Tax purposes.

(m)        The Company and its Subsidiaries have in their possession official foreign government receipts for any Taxes paid by them to any Tax Authorities for which receipts have been provided or are customarily provided.

(n)        The Company and each of its Subsidiaries is in compliance with all material terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Tax Authority, and the consummation of the transactions contemplated hereby will not have any adverse effect in a material fashion on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(o)        The Company is not a real estate company under Section 726 of the French tax code.

(p)        Not more than $100,000 (or its equivalent in EUR) of “subpart F income” (as such term is defined in the Code) would be includable by the Company in its Taxable income if the Closing Date were the last day of the Taxable year for each of the Company and its Subsidiaries.

(q)        The Company and its Subsidiaries do not benefit from a favorable Tax treatment contingent upon commitments that would still need to be complied with after the Closing Date. In particular, the Company and its Subsidiaries have no commitment under Applicable Laws or regulations relating to Taxes or to retain ownership of shares or other securities of any subsidiary or other assets for a requisite period of time.

(r)        All transactions between the Company on the one hand, and the Contributors, on the other hand, were carried out in a manner consistent with arm’s-length dealing between unrelated third parties.

(s)        The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Contribution.

(t)        The Company and its Subsidiaries have (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to the French and Irish Tax Applicable Law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Authority or Tax Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Applicable Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

Section 2.14 Employee Benefit Plans and Employee Matters.

(a)        Section 2.14(a) of the Company Disclosure Schedule contains a true, complete and accurate list as of the date hereof, which shall be updated on Closing, of the name, position, status, date of hire, date of birth and current monthly compensation of each and all of the employees (including but not limited to permanent employees and persons employed for a definite term) of the Company and its Subsidiaries, together with the full amount and nature of any other remuneration, whether in cash or in kind, paid to each such employee.

(b)        Neither the Company nor any of its Subsidiaries is engaged, and has never been engaged, in any unfair labor practice of any nature. Neither the Company nor any of its Subsidiaries has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of its employees.

(c)        The employment agreements between the Company or any of its Subsidiaries and its employees are in material compliance with Applicable Laws as well as with applicable collective bargaining agreements.

(d)        None of the arrangements currently in effect regarding the provision of services to the Company or any of its Subsidiaries by any of the directors or officers of the Company contravened any Applicable Law.

(e)        The Company and each of its Subsidiaries complies with all material provisions of Applicable Law, collective bargaining agreements and unilateral undertakings regarding employment and employment practices (including, without limitation, minimal wages, working time and overtime regulations, discrimination in employment, employment of senior employees, trainings rights, election of employee representatives, calculation and accrual of vacations, safety and health regulations). Neither the Company nor any of its Subsidiaries is liable for any unpaid wages, vacation pay, bonuses or for any material Taxes, penalty, assessment or forfeiture for failure to comply with any employer / employee matter except as accrued for in the Company Financial Statements.

(f)        Section 2.14(f) sets forth a complete and accurate list of each Benefit Plan of the Company and its Subsidiaries, currently in effect, and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, housing, hospitalization or other medical plan, but excluding regular wages and salary, which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or U.S. ERISA Affiliates. With respect to each Benefit Plan of the Company or any of its Subsidiaries, the Company has made available to Parent a current written copy thereof.

(g)        Each Benefit Plan of the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms and all applicable Laws, including, with respect to any U.S. Subsidiary, ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans Company and its Subsidiaries have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet of the Company.

(h)        Each Benefit Plan of the U.S. Subsidiary of the Company that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Benefit Plan. There is no agreement, plan, Contract or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(i)        Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Benefit Plan of the U.S. Subsidiary of the Company which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any such Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of such Contributor, no fact or event has occurred that could adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust, (ii) to the Knowledge of such Contributor, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any such Benefit Plan, and (iii) no Legal Proceeding has been brought, or to the Knowledge of such Contributor is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(j)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Benefit Plan of the Company or its Subsidiaries established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any Subsidiary thereof residing outside the United States of America (a “Company Foreign Benefit Plan”): (i) all employer and employee contributions to each Company Foreign Benefit Plan required by law or by the terms of any Company Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Company Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) to the Knowledge of such Contributor, each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k)        No consultation or agreement of the Company’s or any of its Subsidiaries’ employees or any of their representatives is legally required in connection with the completion of the Transactions.

(l)        None of the employees or corporate officers of the Company or any of its Subsidiaries will receive from the Company or such Subsidiary any benefits as a result of the completion of the Transactions.

(m)        None of the Key Employees has resigned or made known his or her intention to resign.

(n)        Neither the Company or any of its Subsidiaries is the subject of any particular Legal Proceedings by any administrative authorities, commission, board, bureau or agency including, without limitation, the labor authorities (Inspection du Travail) and social security authorities (URSSAF) for failure to comply with any labor regulations and there is no basis for any such Legal Proceedings.

(o)        None of the Company’s or any of its Subsidiaries’ subcontractors or independent consultants, or employees of these subcontractors or independent consultants, have any right against the Company or such Subsidiary to claim that they must be categorized as actual employees of the Company or such Subsidiary as a result of their past relations with the Company or such Subsidiary.

(p)        The Company and each of its Subsidiaries has satisfied all of its material obligations relating to labor and social security laws including those relating to (i) the employment of persons under fixed-term contracts of employment, (ii) the use of interim personnel, (iii) employees’ representation and (iv) the application of collective bargaining agreements.

(q)        Neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee or current or former legal representative (mandataire social), corporate officer, director or executive of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit (including any incentive payment or bonus) from the Company or such Subsidiary.

(r)        Neither the Company or any of its Subsidiaries employ nor have recourse to VRP (Voyageurs Répresentants Placiers) or commercial agents and no relationship of the Company or such Subsidiary with any Person (including any Key Employee) is liable to be re-categorized as such.

(s)        There are no pending or threatened or reasonably anticipated claims or Proceedings against the Company or any of its Subsidiaries under any workers’ compensation, working time or welfare policy, employment or labor standards, human rights, labor relations, wrongful dismissal, occupational health and safety, employee privacy, pay equity or other employment-related Applicable Laws.

Section 2.15 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

Section 2.16 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and its Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any of its Subsidiaries. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and its Subsidiaries is accurate and complete in all material respects. The Company and its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company or any of its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

Section 2.17 Legal Proceedings; Orders.

(a)        There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Key Employee (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the material assets owned or used by the Company or its Subsidiaries, is subject. No officer of the Company or its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries or to any material assets owned or used by the Company or its Subsidiaries.

Section 2.18 Anti-Corruption Law.

(a)        Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company or such Subsidiary, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (1) through (4), assist the Company or such Subsidiary in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)        Each of the Company and its Subsidiaries (i) has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with French GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) neither the Company nor such Subsidiary has established or maintained a secret or unrecorded fund or account.

(c)        Neither the Company, its Subsidiaries nor any of its officers or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Authority for potential corruption, fraud or violation of any Anti-Corruption Law.

Section 2.19 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 2.20 Bank Accounts. Section 2.20 of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company or its Subsidiaries at any bank or other financial institution, (a) including the name of the bank or financial institution, (b) the account number, the balance as of December 31, 2015 and (c) the names of all individuals authorized to draw on or make withdrawals from such accounts.

Section 2.21 Interested Party Transactions. No officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any stockholder holding more than five percent of the outstanding shares of the Company Capital Stock (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) has or has had, directly or indirectly, (i) any material interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) any material interest in any Person that purchases from or sells or furnishes to the Company or its Subsidiaries, any goods or services, or (iii) any material interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party (other than in such Person’s capacity as an officer of director of the Company or any of its Subsidiaries); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21; provided, further, that the investments held in entities made by pooled investments funds of which a director or a stockholder may be affiliated shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21. Other than as set forth in the Company Organizational Documents, there are no Contracts with regard to contribution or indemnification between the Company and any of its officers, directors, employees or shareholders.

Section 2.22 Disclosure. The information supplied by the Company and its Subsidiaries for inclusion in the Proxy Statement (including any Company Financial Statements) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information is provided, not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Each Contributor represents and warrants to Parent severally but not jointly as follows:

Section 3.1 Power and Capacity. Such Contributor possesses all requisite power, capacity and authority necessary to enter into this Agreement and to perform, carry out and consummate the Transactions.

Section 3.2 Enforceability; Non-contravention; No Consent.

(a)        This Agreement has been duly executed and delivered by such Contributor. This Agreement is a valid and legally binding obligation, enforceable against such Contributor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(b)        The execution, delivery and performance by such Contributor of this Agreement does not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Capital Stock pursuant to (i) any Contract or Governmental Order to which such Contributor is subject or (ii) any Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to such Contributor’s ability to consummate the Transactions or to perform its obligations under this Agreement.

(c)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Contributor in connection with the execution and delivery of this Agreement or the consummation of the Transactions that would reasonably be expected to adversely affect the ability of such Contributor to consummate the Transactions.

Section 3.3 Ownership of Company Capital Stock. As of the Closing, such Contributor is the owner of all right, title and interest in and to, and owns of record and beneficially the Company Capital Stock as set forth opposite such Contributor’s name on the Spreadsheet, free and clear of any Encumbrances. Such Contributor does not own, and does not have the right to acquire, directly or indirectly, any other Company Capital Stock. Such Contributor is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Contributor to sell, transfer, or otherwise dispose of any Company Capital Stock (other than this Agreement). Such Contributor is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Capital Stock, except for the Company Shareholder Agreements. At the Closing, such Contributor shall transfer to Parent good and valid title to such transferred Company Capital Stock, free and clear of any Encumbrances or any options, warrants, rights of first refusal, purchase rights or similar rights granted in favor of any third party.

Section 3.4 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the Knowledge of such Contributor, threatened against such Contributor that seek to restrain or enjoin the consummation of the Transactions.

Section 3.5 No General Solicitation. Such Contributor acknowledges that any shares of Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement were not acquired by such Contributor as a result of or subsequent to any general solicitation, or general advertisement within the meaning of Regulation D promulgated under the Securities Act, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Contributor was invited by any of the foregoing means of communication.

Section 3.6 Access to Information. Such Contributor acknowledges that, as of the date hereof, it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the Transaction and the Parent Common Stock, and the merits and risks of investing in the Parent Common Stock, and any such questions have been answered to such Contributor’s reasonable satisfaction; (b) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (c) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Contributor’s reasonable satisfaction; and (d) the opportunity to ask questions of management of Parent and any such questions have been answered to such Contributor’s satisfaction. Such Contributor has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Parent Common Stock. Such Contributor hereto acknowledges that Parent has made no representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein. Contributor hereby agrees that Parent will not have or be subject to any liability or indemnification obligation to Contributor or to any other Person resulting from the issuance of shares of Parent Common Stock to Contributor, except in the case of actual and intentional fraud by Parent or the intentional and willful failure of Parent to fulfill a condition to the performance of its obligations.

Section 3.7 Accredited Investor. Such Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.8 Acquisition for Investment. The acquisition by such Contributor of any shares of Parent Common Stock pursuant to the terms of this Agreement shall be for its own account and not with a view to or for sale in connection with the distribution thereof in a manner that would result in violation of the Securities Act. Except in accordance with Applicable Law, such Contributor does not have a present intention to sell any of the shares of Parent Common

Stock that such Contributor acquires pursuant to the terms of this Agreement. Such Contributor acknowledges that it (i) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in Parent Common Stock, (ii) is able to bear the economic risks associated with an investment in Parent Common Stock, and (iii) can bear a total loss of such investment therein.

Section 3.9 Restricted Securities

(a)        Such Contributor understands that any shares of Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement will not be registered as of the Closing under the Securities Act, as they are being acquired in a transaction not involving a public offering by reason of one or more exemptions from the registration provisions of the Securities Act. Such Contributor understands that any shares of Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement will be “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, such Contributor must hold any shares of Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement indefinitely unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with an exemption from such registration requirement. As a result, such Contributor acknowledges that the certificates evidencing Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement will bear the Legend.

(b)        Such Contributor understands that no United States federal or state agency or any Governmental Authority has passed upon or made any recommendation or endorsement of any shares of Parent Common Stock that such Contributor acquires pursuant to the terms of this Agreement.

Section 3.10 Accuracy of the Representations and Warranties of the Company. To the actual Knowledge of such Contributor, the representations and warranties of the Company in ARTICLE 2 are true and correct.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the correspondingly numbered Section of the Parent Disclosure Schedule, Parent represents and warrants to the Company and the Contributors as follows:

Section 4.1 Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to enter into this Agreement, and, subject to obtaining the Required Parent Stockholder Vote, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Parent, subject to Parent obtaining the Required Parent Stockholder Vote. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Contributors and the Company) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

Section 4.2 No Conflicts; Consents. Subject to compliance any foreign antitrust Applicable Law and obtaining the Required Parent Stockholder Vote, the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as may be required under any foreign antitrust Applicable Law, the Required Parent Stockholder Vote and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.3 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Common Stock Issuance and the other Transactions (the “Required Parent Stockholder Vote”).

Section 4.4 Issuance of Shares. The shares of Parent Common Stock issuable in the Parent Common Stock Issuance, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Contributors herein, will be duly issued, fully paid and non-assessable.

Section 4.5 NASDAQ Listing. Shares of Parent Common Stock are traded on the NASDAQ Global Select Market (“NASDAQ”). There is no action pending, or to Parent’s Knowledge, threatened against Parent with respect to any intention by NASDAQ or any Governmental Authority to prohibit or terminate the trading of Parent Common Stock on the NASDAQ. Parent is in compliance in all material respects with the applicable listing and maintenance requirements of the NASDAQ.

Section 4.6 SEC Documents.

(a)        Since January 1, 2015, Parent has filed on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Parent with the SEC (the “SEC Documents”). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and, except to the extent that information contained in any SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed SEC Document, none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

(b)        The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not material).

(c)        As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Documents.

Section 4.7 No Disqualification Events. None of Parent, any director, executive officer, other officer of Parent participating in the Transactions, any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of issuance (each, a “Parent Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Parent has exercised reasonable care to determine whether any Parent Covered Person is subject to a Disqualification Event.

Section 4.8 Absence of Certain Changes. Since September 30, 2015, (a) the business of Parent has been carried on and conducted in the Ordinary Course of Business, and (b) there has not been any Parent Material Adverse Effect. Without limiting the generality of the foregoing, since September 30, 2015, the Parent has not taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 5.1.

Section 4.9 Disclosure.

(a)        Neither this Agreement, the Parent Disclosure Schedule nor any other documents contemplated hereunder to which Parent is a party, nor any of the schedules or exhibits hereto or thereto, contains any untrue statement of a material fact, or, when considered as a whole, omits a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not false or misleading.

(b)        The information supplied by Parent for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information is provided, not false or misleading.

Section 4.10 Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that is material to Parent and its Subsidiaries and has not been disclosed in any of Parent’s publicly available filings with the SEC prior to the date hereof; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

ARTICLE 5

CONDUCT OF BUSINESS PRIOR TO CLOSING

Section 5.1 Operation of Company’s Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), the Company agrees, except to the extent that Parent consents in writing and except to the extent as necessary to effect the Share Contribution and other Transactions, to carry on its business in accordance with good commercial practice and to carry on in the Ordinary Course of Business, to pay or perform all material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve its relationships with key partners, suppliers, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or as required by Applicable Law, the Company shall not, and shall not cause or permit each Subsidiary to, do any of the following:

(a)        declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Company Capital Stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Capital Stock from terminated employees of the Company);

(b)        amend the Company Organizational Documents, effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(c)        sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Share Contribution and the other Transactions: (i) any Company Capital Stock or other security (except for shares of Company Common Stock issued upon (x) the valid exercise of Company Options outstanding as of the date hereof or (y) the conversion of any convertible securities outstanding as of the date hereof); (ii) any option, warrant or right to acquire any Company Capital Stock or any other security; or (iii) any instrument convertible into or exchangeable for any Company Capital Stock or other security, except, in the case of each of the foregoing clauses (ii) and (iii), in connection with a Permitted Bridge Financing;

(d)        form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e)        (i) lend money to any Person; (ii) except for a Permitted Bridge Financing, incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guarantee any debt securities of others; or (v) make any capital expenditure or commitment in excess of $100,000 (or its equivalent in EUR);

(f)        establish, adopt, enter into or amend any Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers, other than in the Ordinary Course of Business, as required by Applicable Law or by written agreements in effect on or prior to the date of this Agreement with such person;

(g)        acquire any material asset nor sell, lease or otherwise dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(h)        enter into, amend or terminate any Company Material Contract;

(i)        sell, assign, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property (other than non-exclusive licenses in the Ordinary Course of Business);

(j)        increase rights to indemnification for any Person to which the Company is obligated to indemnify;

(k)        initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(l)        make, change or revoke any Tax election; file any amendment to any Tax Return; file any income Tax Return or any other material Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a Tax refund; assume any Liability for the Taxes of any other Person (whether by Contract or otherwise); enter into intercompany transactions giving rise to deferred gain or loss of any kind; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such action would have the effect of increasing the Tax liability of Parent, the Company, the Company’s Subsidiaries or the Contributors for any period ending after the Closing Date or decreasing any Tax attribute of Parent, the Company, the Company’s Subsidiaries or the Contributors existing on the Closing Date; or

(m)        agree, resolve or commit to do any of the foregoing.

Section 5.2 Operation of Parent’s Business. During the Pre-Closing Period, the Parent agrees, except to the extent that the Company consents in writing and except to the extent as necessary to effect the Share Contribution and other Transactions, to carry on its business in accordance with good commercial practice and to carry on in the Ordinary Course of Business, to pay or perform all material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve its relationships with key partners, suppliers, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed), or as required by Applicable Law, Parent will not, and will not cause or permit its Subsidiaries to, do any of the following:

(a)        declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Parent Common Stock; or repurchase, redeem or otherwise reacquire any shares of Parent Common Stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent);

(b)        amend the certificate of incorporation, bylaws or other charter or organizational documents of Parent, except (i) as related to the Share Contribution and the other Transactions and (ii) in the Ordinary Course of Business;

(c)        other than in the Ordinary Course of Business, (i) lend money to any Person (other than in connection with a Permitted Bridge Financing); (ii) incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guarantee any debt securities of others; or (v) make any capital expenditure or commitment in excess of $250,000;

(d)        establish, adopt, enter into or amend any Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its executive officers, other than in the Ordinary Course of Business, as required by Applicable Law or by written agreements in effect on or prior to the date of this Agreement with such person;

(e)        acquire any material asset nor sell, lease or otherwise dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(f)        terminate any Parent Material Contract, other than in the Ordinary Course of Business;

(g)        sell, assign, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property (other than non-exclusive licenses in the Ordinary Course of Business);

(h)        increase rights to indemnification for any Person to which Parent is obligated to indemnify;

(i)        initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement or as set forth in Section 5.2(i) of the Parent Disclosure Schedule); or

(j)        agree, resolve or commit to do any of the foregoing.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 No Solicitation by Company or Contributors.

(a)        During the Pre-Closing Period, neither the Company nor any Contributor will authorize or permit any of its Representatives to, directly or indirectly, as applicable, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except for the purpose of complying with Applicable Law, (iii) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Parent), (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (vi) submit any Acquisition Proposal to the vote of any shareholders of the Company or (vii) enter into any other transaction or series of transactions, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Share Contribution or the other Transactions. Without limiting the generality of the foregoing, if any of the Company’s or any Representatives of the Contributors, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company or any Contributor is obligated pursuant to this ARTICLE 6 not to authorize or permit such Representative to take, then the Company or the Contributor, as applicable, shall be deemed for all purposes of this Agreement to have breached this ARTICLE 6.

(b)        The Company and the Contributors will, and will cause their Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal.

(c)        The Company and each Contributor shall as soon as reasonably possible (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company or, to the Knowledge of the Company, by any of the Company’s Representatives, or by such Contributor or, to the Knowledge of such Contributor, any of such Contributor’s Representatives, as applicable, of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

Section 6.2 No Solicitation by Parent.

(a)        During the Pre-Closing Period, Parent will not and will not authorize or permit any of its Representatives to, directly or indirectly, as applicable, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except for the purpose of complying with Applicable Law, (iii) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Company), (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (vi) submit any Acquisition Proposal to the vote of any stockholders of Parent or (vii) enter into any other transaction or series of transactions not in the Ordinary Course of Business, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Share Contribution or the other Transactions; provided, however, that, notwithstanding anything contained in this Section 6.2(a), prior to the receipt of the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which the Parent Board determines in good faith, after consultation with its independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of Section 6.2(a); (B) the Parent Board concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Parent Board under Applicable Law; (C) at least five (5) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish non-public information to, or enter into discussions with, such Person; and (D) at least five (5) Business Days prior to furnishing any such non-public information to such Person, Parent furnishes such non-public information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, if any of Parent’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that Parent is obligated pursuant to this Section 6.2(a) not to authorize or permit such Representative to take, then Parent shall be deemed for all purposes of this Agreement to have breached this Section 6.2(a). In addition, notwithstanding anything in this Agreement to the contrary, following the receipt of an Acquisition Proposal that was not solicited after the date hereof in contravention of this Section 6.2(a), the Parent Board may contact the Person or Group who has made such Acquisition Proposal solely for the purpose of seeking clarification of the terms and conditions thereof, so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Offer.

(b)        Parent will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than the Company and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to Parent in connection with an Acquisition Proposal and request from each Person (other than the Company and its Representatives) the prompt return or destruction of all non-public information with respect to Parent previously provided to such Person in connection with an Acquisition Proposal.

(c)        Parent shall as soon as reasonably possible (but in any event, within 24 hours) notify Company orally and in writing after receipt by Parent or, to the Knowledge of Parent, by any of Parent’s Representatives, as applicable, of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to Parent or for access to any of the properties, books or records of Parent by any Person or Persons other than the Company and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Parent shall keep the Company fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the Company a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

Section 6.3 Access and Investigation; Notification of Certain Events.

(a)        Subject to the terms of any confidentiality agreement entered into between Parent and the Company, during the Pre-Closing Period, upon reasonable notice Parent and the Company shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under any Applicable Law. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)        the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)        all material operating and financial reports prepared by such Party for its senior management, including development plans, manufacturing plans, hiring reports and capital expenditure reports prepared for its management;

(iii)        any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)        any material notice, document or other communication sent by or on behalf of a Party to any party to any Company Material Contract or Parent Material Contract, as applicable, or sent to a Party by any party to any Company Material Contract or Parent Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Company Material Contract or Parent Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Share Contribution or any of the other Transactions;

(vi)        any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party;

(vii)        any material notice, report or other document received by a Party from any Governmental Authority; and

(viii)        any notice or other communication from any Person alleging that the consent of such Perion is or may be required in connection with the Share Contribution or the other Transactions.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Applicable Law requires such Party to restrict or prohibit access to any of such Party’s properties or information.

(b)        During the Pre-Closing Period, the Company and each Contributor shall promptly notify Parent, and Parent shall promptly notify the Company and the Contributors’ Representative of (i) any inaccuracy in or breach of any of their respective representations, warranties or covenants contained in this Agreement; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 7 impossible or unlikely.

(c)        The disclosure of an event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.3(b) shall not be deemed to (i) amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or the representations and warranties contained herein, (ii) prevent or cure any breach of, or operate as a waiver with respect to or otherwise affect, any representation, warranty, covenant or agreement of the Company, the Contributors or Parent contained herein or in any instrument or certificate delivered in connection herewith, or (iii) otherwise prejudice any right or remedies of the Company, the Contributors or Parent, as applicable, pursuant to this Agreement.

Section 6.4 Proxy Statement; Other Information.

(a)        As promptly as practicable after the date of this Agreement, Parent shall prepare and cause to be filed with the SEC the Proxy Statement. Parent covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’

Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) based on information furnished in writing by the Company or the Contributors specifically for inclusion therein. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date the Proxy Statement is cleared by the SEC. Each of the Company and Parent shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4(a). If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate fully with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders.

(b)        The Contributors and the Company shall deliver to Parent the Company Audited Financial Statements for fiscal year 2015 as promptly as practicable after the date hereof but in any event before the Closing Date.

(c)        The Company shall, and the Contributors shall cause the Company and its Subsidiaries to, cooperate in good faith with Parent in the preparation and delivery of the Proxy Statement and provide, and require its Representatives to provide, Parent and its Representatives with all true, correct and complete information regarding the Company (including the Company Audited Financial Statements) that is required by Applicable Law to be included in the Proxy Statement or reasonably requested by Parent to be included in the Proxy Statement.

Section 6.5 Parent Stockholders’ Meeting; Parent Board Recommendation

(a)        Parent shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the Parent Common Stock Issuance (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable following the mailing of the Proxy Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parents’ Stockholders’ Meeting are solicited in compliance with all Applicable Law.

(b)        Parent agrees that, subject to Section 6.5(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Common Stock Issuance and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.5(a) above, (ii) the Proxy Statement shall include a statement that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Common Stock Issuance (such recommendation of the Parent Board being referred to as the

“Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company or the Contributors in any material respect, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or the Contributors in any material respect shall be adopted or proposed.

(c)        Notwithstanding anything to the contrary contained in Section 6.5(b), at any time prior to the approval of the Parent Common Stock Issuance by the stockholders of Parent by the Required Parent Stockholder Vote (including, without limitation, in response to an Intervening Event or receipt by Parent of a Superior Offer), the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or the Contributors or recommend any Acquisition Transaction (collectively a “Parent Board Adverse Recommendation Change”) if, but only if, (i) the Parent Board determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be likely to result in a breach of its fiduciary duties under Applicable Law, (ii) each of the Company and the Contributors receives prompt written notice from Parent confirming that the Parent Board intends to change its recommendation at least five (5) Business Days in advance of the Parent Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company and the Contributors, containing (A) in the case of any action intended to be taken in circumstances involving a Superior Offer, the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) or (B) if such reasons are related to an Intervening Event, a reasonably detailed description of such Intervening Event and (iii) the Company does not make, within five (5) Business Days after its receipt of such written notification, an offer that (A) in the case of any action intended to be taken in circumstances involving a Superior Offer, the Parent Board determines in good faith is at least as favorable to the stockholders of Parent from a financial point of view as such Superior Offer, taking into account all the terms and conditions of the Superior Offer, including any break-up fees, expense reimbursement provisions and conditions to consummation (and expected timing of consummation relative to that included in the proposal by the Company and the Contributors to amend the terms of this Agreement) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Offer shall require a new written notification from Parent under this Section 6.5(c)) or (B) in the case of any action intended to be taken in circumstances related to an Intervening Event, the Parent Board determines in good faith that such offer obviates the need for taking such action. Parent agrees that, during any five-Business Day period referred to in this Section 6.5(c)(iii), Parent and its Representatives shall negotiate in good faith with the Company and its Representatives (if the Company requests to so negotiate) regarding any revisions proposed by the Company to the terms of the transactions contemplated by this Agreement.

(d)        The Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 6.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation or any Parent Board Adverse Recommendation Change.

(e)        Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the stockholders of Parent if Parent determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Parent under Applicable Law, and (iii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or public statement; (B) in the case of clause (iii), any such disclosure or public statement made pursuant to Rule 14d-9(f)(3) shall be deemed to be a Parent Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or public statement or within ten (10) Business Days of such disclosure or public statement; and (C) Parent shall not affect a Parent Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 6.5(c).

Section 6.6 Regulatory Approvals

(a)        Prior to the Closing, Parent shall use commercially reasonable efforts to ensure that the Parent Common Stock to be issued in connection with the Share Contribution (to the extent required) will be exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any Contributor has an address of record on date hereof; provided, however, that Parent shall not be required to: (i) qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) file a general consent to service of process in any jurisdiction.

(b)        The Company and Parent shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Share Contribution and the other Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly prepare and file, if any, any notification or other document required to be filed in connection with the Share Contribution and other Transactions under any foreign Applicable Law relating to antitrust or competition matters. The Company and Parent shall respond as promptly as is practicable to respond in compliance with any inquiries or requests received from any other Governmental Authority in connection with antitrust or competition matters.

Section 6.7 Director and Officer Liability.

(a)        Parent agrees that all rights to indemnification existing as of the date of this Agreement and permissible under Applicable Law for acts or omissions occurring prior to the Closing in favor of any current or former director, statutory auditor or officer of the Company (each, a “Company Covered Person”) as provided in the Company Organizational Documents, individual indemnity agreements or as provided pursuant to a resolution of the directors of the Company, as applicable, in each case as set forth on Section 6.7(a) of the Company Disclosure Schedule, shall survive the Closing and shall not be amended, repealed or otherwise modified and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date.

(b)        The provisions of this Section 6.7(a) are (i) intended to be for the benefit of, and shall be enforceable by, the Company Covered Persons, their heirs, legatees, representatives, successors and assigns, it being expressly agreed that the Company Covered Persons shall be third party beneficiaries of this Section 6.7(a) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company Covered Person may have by contract or otherwise.

(c)        In the event the Company or any of its respective successors or assigns (i) consolidates or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and permitted assigns of the Company or any of its respective successors or assigns, as the case may be, assume the obligations set forth in Section 6.7(a).

(d)        Parent agrees to either (A) continue to maintain in effect for six years after the Closing Date the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof or (B) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Closing Date with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided, however, that in no event shall Parent be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company, whether expended over time or paid in a lump sum or otherwise, to maintain or procure such comparable D&O Insurance. At the Company’s option, the Company may purchase, prior to the Closing Date, a six-year prepaid “tail policy” with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.7(d). In the event the Company elects to purchase such a “tail policy,” the Company (and Parent shall cause the Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

(e)        Parent shall procure that the Company’s directors and officers resigning on the Closing Date shall be discharged from any liability as directors and officers of the Company and its Subsidiaries by granting a waiver (quitus) (or the equivalent in jurisdictions outside France) in favor of such persons.

Section 6.8 Spreadsheet. The Company shall prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date the Spreadsheet. By way of example only, Schedule D hereto sets forth illustrative calculations relating to the information described in clause (iv) and clause (v) of the Spreadsheet based on certain assumptions set forth therein.

Section 6.9 Termination of Certain Agreements and Rights. The Contributors and the Company shall terminate at or prior to the Closing the Company Shareholder Agreements and all contractual undertakings contained therein or arising therefrom.

Section 6.10 Listing. Parent shall use its commercially reasonable efforts to (a) maintain its existing listing of Parent Common Stock on the NASDAQ; (b) without derogating from the generality of the requirements of clause (a) and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Share Contribution and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing for the Parent Common Stock on NASDAQ (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to Closing. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10.

Section 6.11 Convertible Securities. The Company shall take all action required to effect prior to the Closing Date (a) the conversion of the Permitted Bridge Financing into Company Common Stock (the “Convertible Debt Conversion”) and (b) the repayment in full of any other outstanding convertible indebtedness of the Company and of its Subsidiaries.

Section 6.12 Directors and Officers. The Company shall obtain and deliver to Parent at or prior to Closing the resignation of each officer, director and observer (censeur) of the Company who is not continuing as an officer or director or observer (censeur) of the Company following the Closing. Prior to the Closing, but to be effective at the Closing, the Parent Board shall (i) increase the size of the Parent Board to permit the service of nine (9) directors, (ii) elect four (4) designees selected by the Company (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Parent Board, pursuant to NASDAQ’s listing standards), each to serve as a member of the Parent Board in staggered classes to be agreed upon by Company and Parent prior to the Closing Date, (iii) appoint each of the individuals set forth on Schedule B-1 attached hereto as officers of Parent, each to serve in such position as is set forth opposite his or her name and (iv) appoint each of the directors set forth on Schedule B-2 to the committees of the Parent Board set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Parent Board pursuant to NASDAQ’s listing standards).

Section 6.13 Resignation of Statutory Auditors. If requested by Parent, the Company shall cause the resignation of the statutory auditors of the Company.

Section 6.14 Tax Matters.

(a)        Each of Parent, Contributors’ Representative (if after the Closing), the Contributors and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and its Subsidiaries, the Contributors’ Representative and the Contributors agree to retain all books and records in their possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Parent, with the assistance of Company personnel and at the expense of the Company, shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries due after the Closing Date, and shall make such revisions to such Tax Returns as are reasonably requested by the Contributors’ Representative.

(b)        The Company shall cause each Contributor to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(c)        Each of Parent, the Company, and the Contributors shall use its reasonable best efforts within the Ordinary Course of Business: (i) to cause the transactions contemplated by this Agreement and the Transaction Agreements to qualify for the Intended Tax Treatment; and (ii) each of Parent, the Company, and the Contributors shall use their respective reasonable best efforts within the Ordinary Course of Business not to take any action that would prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(d)        After the Closing, Parent may, in its discretion, make any Tax election or cause the Company to make any Tax election that Parent determines in good faith is advisable, with respect to the Company, its Subsidiaries or the Transactions, provided that any such Tax election is consistent with the Intended Tax Treatment. To the extent consent of the Contributors is required for any such election under this Section 6.14(d), Contributors agree to provide such consent and deliver or cause to be delivered to Parent such documents, certificates, agreements and instruments as may be reasonably requested by the other Parent or any Government Authority or Tax Authority as evidence of such consent.

Section 6.15 Additional Agreements.

(a)        The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Share Contribution and make effective the other Transactions. Without limiting the generality of the foregoing, each Party to this Agreement shall: (i) make all filings and other submissions (if any) and give all notices required

(if any) to be made and given by such Party in connection with the Share Contribution and the other Transactions; (ii) use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such Party in connection with the Share Contribution or any of the other Transactions or for such Contract to remain in full force and effect; (iii) use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Share Contribution or any of the other Transactions; and (iv) use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Transactions.

(b)        The Company shall deliver to Parent, at or prior to Closing: (i) a lien certificate (état des privileges et nantissements) from the Paris Trade and Companies register, dated within three Business Days prior to the Closing Date, certifying that there are no registered liens, mortgages, pledges or any other claims with respect to the Company; and (ii) a certificate of good standing of the Company (an Extrait Kbis) obtained from the Paris Trade and Companies register, dated within three Business Days prior to the Closing Date, certifying that the Company is in good standing in its jurisdiction of organization.

Section 6.16 Publicity. Without limiting any of the Party’s obligations under any confidentiality agreement entered into between the Parties, each of the Company and Parent shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Share Contribution or any of the other Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by Applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, (i) that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are truthful and consistent with previous press releases, public disclosure or public statements made by the Company or Parent in compliance with this Section 6.16 and (ii) that Parent and the Company may otherwise communicate in the Ordinary Course of Business with their respective employees, partners, customers, suppliers, and vendors as each Party deems appropriate.

Section 6.17 Section 16 Matters. Prior to the Closing, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18 Investor Rights. Prior to or at the Closing, Parent and the Contributors shall enter into an investor rights agreement containing certain registration rights of the Contributors substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”).

Section 6.19 Further Assurances. From and after the Closing Date, at Parent’s reasonable request and expense, each of the Company, Contributors and the Contributors’ Representative shall execute and deliver such instruments of conveyance and transfer and take such other actions necessary in order to (a) perfect and record, if necessary, the assignment, conveyance, transfer, and delivery to Parent of the Company Shares, (b) convey, transfer to and vest in Parent and to put Parent in possession and operating control of all or any part of the Company, and (c) give effect to the Transactions.

Section 6.20 General Release. Prior to or at the Closing, each Contributor shall enter into a general release, to be effective as of the Closing, in the form attached hereto as Exhibit D (the “Release”).

Section 6.21 Mandatory Drawdown of Permitted Bridge Financing. Prior to the Closing, the Company shall take all such steps as may be required to draw upon any unfunded loan amounts available under the Permitted Bridge Financing.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Share Contribution and the other Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a)        No Restraints. No Governmental Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no Applicable Law or Governmental Order shall have been enacted, entered, enforced or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.

(b)        Regulatory Matters. Any waiting period applicable to the consummation of the Transactions under any Applicable Law of any jurisdiction shall have expired or been terminated, and there shall not be in effect any voluntary agreement between the Company, the Contributors and/or Parent, on the one hand, and any Governmental Authority, on the other hand, pursuant to which such Party has agreed not to consummate the Transactions for any period of time; provided, that neither the Company nor the Contributors, on the one hand, nor Parent, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

(c)        Stockholder Approval. The Parent Common Stock Issuance shall have been duly approved by the Required Parent Stockholder Vote.

(d)        Listing. The existing shares of Parent Common Stock shall have been continually listed on the NASDAQ as of and from the date hereof through the Closing Date, and the shares of Parent Common Stock to be issued in the Parent Common Stock Issuance shall be approved for listing (subject to official notice of issuance) on the NASDAQ as of Closing.

Section 7.2 Additional Conditions to Obligations of the Contributors. The obligations of the Contributors to consummate the Share Contribution and the other Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Contributors and may be waived the by the Contributors or the Company, on behalf of the Contributors, in writing in its sole discretion).

(a)        Representations and Warranties of Parent. The representations and warranties of Parent contained in the Agreement shall be true and accurate as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties of Parent to be so true and accurate (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect.

(b)        Covenants of Parent. Parent shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

(c)        No Parent Material Adverse Effect. Since the date hereof, there shall not have occurred a Parent Material Adverse Effect that continues to be in effect as of the Closing.

(d)        Receipt of Closing Deliveries. The Company and the Contributors shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).

(e)        Board of Directors and Officers of Parent. Parent shall have caused the Parent Board to be constituted as set forth in Section 6.12 and appointed such new officers as set forth in Section 6.12, in each case effective as of Closing.

(f)        Registration Rights. Parent shall have executed and delivered the Investor Rights Agreement to the Company (with a copy to the Contributors’ Representative).

Section 7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Share Contribution and the other Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Parent and may be waived the by Parent in writing in its sole discretion).

(a)        Representations and Warranties of the Company. The representations and warranties of the Company contained in ARTICLE 2 shall be true and accurate as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect.

(b)        Representations and Warranties of Contributors. The representations and warranties of each Contributor contained in (a) ARTICLE 3 (other than Section 3.10) shall be true and accurate as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) and (b) Section 3.10 shall be true and accurate as of the Closing Date as though made on the Closing Date except where the failure of the representations and warranties of the Company referenced therein to be true and accurate (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)        Covenants of the Company. The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(d)        Covenants of Contributors. The Contributors shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by the Contributors at or prior to the Closing.

(e)        No Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect that continues to be in effect as of the Closing.

(f)        Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).

(g)        Company Financial Statements for 2015. Prior to the Closing, the Company shall have filed the Company Financial Statements for the fiscal year 2015 with the Paris Trade and Companies register in accordance with Applicable Law.

(h)        Governmental Authorizations. All approvals of Governmental Authority required to be obtained prior to the Closing in connection with the Transaction shall have been obtained.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated prior to Closing (whether before or after the Required Parent Stockholder Vote, unless otherwise specified below):

(a)        by mutual written consent duly authorized by the Parent Board and the Company Board;

(b)        by either Parent or the Company, by written notice to the other, if the Closing shall not have occurred by July 29, 2016 (subject to possible extension as provided in this Section 8.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company or the Contributors, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event the waiting period under any Applicable Law of any jurisdiction has not expired or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not cleared the Proxy Statement by the date which is thirty (30) days prior to the End Date, then either the Company, the Contributors or Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c)        by either Parent or the Company if there shall be any Applicable Law in a jurisdiction in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries have meaningful operations that has the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Applicable Law shall have become final and nonappealable;

(d)        by either Parent or the Company if the Required Parent Stockholder Vote shall not have been obtained at the Parent Stockholders’ Meeting (or any adjournment or postponement thereof);

(e)        by the Company, upon a Parent Triggering Event;

(f)        by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) and Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to Company of such breach or inaccuracy and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective); or

(g)        by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Contributors set forth in this Agreement, or if any representation or warranty of the Company or Contributors shall have become inaccurate, in either case such that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in the Company’s or Contributors’ representations and warranties, as applicable, or breach by the Company or the Contributors is curable by the Company or the Contributors, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (ii) the Company or the Contributors ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or the Contributors, as applicable, is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and ARTICLE 10 shall survive the termination of this Agreement and remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 8.3 Expenses; Termination Fee

(a)        Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Closing is consummated.

(b)        If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by the Company pursuant to Section 8.1(e), then Parent shall pay to the Company, within ten (10) Business Days after such termination, a nonrefundable fee in an amount equal to $4,000,000 (the “Section 8.3(b) Termination Fee”).

(c)        If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by the Company pursuant to Section 8.1(e) or Section 8.1(f), and either (i) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated in writing to the Parent Board and within twelve (12) months following the date of such termination, such Acquisition Proposal shall have been consummated or (ii) within six (6) months following the date of such termination, an Alternative Acquisition Proposal shall have been consummated, then Parent shall pay to the Company, in immediately available funds, concurrently with the occurrence of the applicable event described in this clause, a nonrefundable fee in an amount equal to $6,000,000 less any Section 8.3(b) Termination Fee paid by Parent (the “Section 8.3(c) Termination Fee”). For purposes of this Section 8.3(c), an “Alternative Acquisition Proposal” means an Acquisition Proposal that is first publicly announced or otherwise communicated in writing to the Parent Board following the termination of this Agreement while an Acquisition Proposal described in clause (i) above remains outstanding and not withdrawn.

(d)        Other than in the case of actual and intentional fraud by Parent or the intentional and willful failure of Parent to fulfill a condition to the performance of the obligations of Parent, notwithstanding anything to the contrary in this Agreement, in circumstances where the Parent is required to pay the Section 8.3(b) Termination Fee or the Section 8.3(c) Termination Fee to the Company in accordance with this Section 8.3, the Company’s and the Contributors’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), against Parent and any of its directors, officers, stockholders, employees, agents, Representatives, Subsidiaries and Affiliates (each, a “Parent Related Party”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Section 8.3(b) Termination Fee or Section 8.3(c) Termination Fee, as applicable; and upon receipt of payment of the Section 8.3(b) Termination Fee or Section 8.3(c) Termination Fee, as applicable, the Company and the Contributors shall not have any rights or claims against any of the Parent Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. At the request of Parent, the Company and the Contributors shall sign any agreement, contract or document in order to evidence the provisions of this Section 8.3.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification by Contributors. Each Contributor will severally (and not jointly) indemnify and hold harmless Parent and its directors, officers, stockholders, employees, agents, Representatives, Subsidiaries and Affiliates (the “Indemnified Persons”), and will reimburse the Indemnified Persons for any loss, liability, claim, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses incurred by the Indemnified Persons arising under or resulting from any breach by such Contributor of such Contributor’s representations and warranties in Section 3.3. All claims for indemnification under this Section 9.1 shall be administered by Parent for itself and on behalf of all other Indemnified Persons.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of the Company, the Contributors and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at Closing, and no Party shall have any liability to another Party with respect thereto, except (i) for covenants that by their terms expressly survive Closing, (ii) for the representations and warranties of each Contributor in Section 3.3, which shall survive indefinitely and (iii) that such termination shall not affect the rights of any Party to seek recovery of damages from another Party arising out, resulting from or in connection with any actual and intentional fraud of such other Party or the intentional and willful failure of such other Party to fulfill a condition to the performance of its obligations under this Agreement, until the expiration of the applicable statute of limitations. Covenants that by their terms survive Closing and this ARTICLE 10 shall survive Closing.

Section 10.2 Amendment. Subject to Applicable Law, the Parties may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by each of Parent, the Company and each of the Contributors.

Section 10.3 Extension; Waiver. At any time at or prior to the Closing, any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties owed to such Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. At any time after the Closing, Parent, on the one hand, and the Contributors, on the other hand, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such Party, (B) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (A) prior to the Closing with respect to the Company and/or the Contributors, signed by the Company and/or the Contributors, as applicable, (B) after the Closing with respect to the Contributors and/or the Contributors’ Representative, signed by the Contributors and (C) with respect to Parent, signed by Parent. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

Section 10.4 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the schedules, including the Company Disclosure Schedule and the Parent Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for any confidentiality agreement entered into between the Company and Parent, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that Section 6.7(a) is intended to benefit the Company Covered Persons).

Section 10.5 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by courier or express delivery service (with tracking capability) or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

If to Parent:

Avalanche Biotechnologies, Inc.

1035 O’Brien Drive

Menlo Park, California 94025

Facsimile: (650) 276-7166

Telephone: (650) 272-6269

Attention: Chief Executive Officer

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

Attention: Kevin S. Masuda

If to the Company:

Annapurna Therapeutics SAS

3711 Market Street, Suite 800

Philadelphia, Pennsylvania 19104

Telephone: (610) 659-1098

Attention: President

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Boston, Massachusetts 02116

Facsimile: (617) 573-4822

Attention: Graham Robinson

If to Contributors’ Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, Colorado 80202

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

Attention: Managing Director

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Boston, Massachusetts 02116

Facsimile: (617) 573-4822

Attention: Graham Robinson

Section 10.6 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.8 Other Remedies; Specific Performance.

(a)        Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (except to the extent expressly limited by Section 10.8(b) and Section 10.8(c)) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b)        Notwithstanding Section 10.8(a), the right of the Company or the Contributors to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the Closing to occur, in each case, shall be subject to the requirement that (i) the conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at Closing) have been satisfied or waived and (ii) the Contributors, through the Company, have irrevocably confirmed to Parent in writing that (A) all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at the Closing) have been satisfied or waived by the Contributors and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

(c)        Notwithstanding Section 10.8(a), the right of Parent to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the Closing to occur, in each case, shall be subject to the requirement that (i) the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at Closing) have been satisfied or waived and (ii) Parent has irrevocably confirmed to the Company and the Contributors’ Representative in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at the Closing) have been satisfied or waived by Parent and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

Section 10.9 Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the Parties shall be governed by and construed in accordance with the laws of the state of Delaware (except where mandatory provisions of law, such as “dispositions d’ordre public” under French law, or any equivalent notion under other Applicable Law, would require the application of a different Applicable Law in order to adjudicate a particular dispute) without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

Section 10.10 Arbitration. ANY DISPUTE (INCLUDING A DISPUTE RELATING TO ANY NON-CONTRACTUAL OBLIGATION) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING A DISPUTE RELATING TO ITS EXISTENCE, VALIDITY OR TERMINATION OR THE CONSEQUENCES OF ITS NULLITY) (A “DISPUTE”) SHALL BE EXCLUSIVELY AND DEFINITIVELY SETTLED BY ARBITRATION PURSUANT TO THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE (ICC) (THE “RULES”), WHICH RULES ARE INCORPORATED BY REFERENCE INTO THIS SECTION 10.10. THE ARBITRAL TRIBUNAL SHALL CONSIST OF THREE ARBITRATORS, ALL OF WHOM ARE ALSO FLUENT IN FRENCH, APPOINTED ACCORDING TO THESE RULES. THE ARBITRATORS SHALL DECIDE ACCORDING TO THE GOVERNING LAW SPECIFIED IN SECTION 10.9 ABOVE. THE LANGUAGE OF THE ARBITRATION SHALL BE ENGLISH. THE PLACE OF ARBITRATION SHALL BE PARIS, FRANCE.

Section 10.11 Attorneys’ Fees. Except as provided herein, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

Section 10.12 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Notwithstanding anything in this Agreement to the contrary, prior to the Closing (i) any Contributor shall be permitted to sell, transfer or assign its interest in the Company Capital Stock to any Affiliate of such Contributor who has, prior to such sale, transfer or assignment, agreed to be bound by this Agreement as a Contributor and unconditionally assume all rights and obligations hereunder, and (ii) any Contributor shall be permitted to sell, transfer or assign its interest in the Company Capital Stock to any other Contributor or to the Company, and the Company shall be permitted to purchase or acquire interests in the Company Capital Stock from any Contributor or holder of Company Capital Stock.

Section 10.14 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.15 Additional Contributors. Notwithstanding anything to the contrary contained herein, if (a) a holder of a Company Option shall choose to exercise such Company Option prior to or concurrently with the Closing in accordance with Section 1.3(b)(i), or (b) a Person becomes a holder of Company Common Stock following the date of this Agreement as a result of the Convertible Debt Conversion, and such holder is not already a Contributor, then the Company shall cause such exercising or converting holder to become a Party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and such holder shall thereafter be deemed to be a Contributor and a Party hereunder.

Section 10.16 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in, with respect to the Company Disclosure Schedules, any section of ARTICLE 2, ARTICLE 5 or ARTICLE 6, and with respect to the Parent Disclosure Schedule, any of ARTICLE 4, ARTICLE 5 or ARTICLE 6, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent on the face of such disclosure. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 10.17 Contributors’ Representative.

(a)        Each Contributor hereby irrevocably nominates, constitutes and appoints the Contributors’ Representative as the agent and true and lawful attorney in fact of the Contributors with full power of substitution, to act in the name, place and stead of the Contributors for purposes of executing any documents and taking any actions that the Contributors’ Representative may determine to be necessary, desirable or appropriate on behalf of the Contributors in all matters relating to or arising out of this Agreement and any agreements ancillary hereto. The Contributors’ Representative hereby accepts its appointment as the Contributors’ Representative. Each of the Contributors grants to the Contributors’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Contributors any and all documents that the Contributors’ Representative may determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Contributors’ Representative may determine to be appropriate, in performing its duties as contemplated by this Agreement. Parent shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of the Contributors by the Contributors’ Representative and on any other action taken or purported to be taken on behalf of the Contributors by the Contributors’ Representative, as fully binding upon the Contributors.

(b)        The Contributors’ Representative may resign at any time. If the Contributors’ Representative resigns or becomes unable to fulfill its responsibilities as the Contributors’ Representative, then the Contributors shall, within ten (10) days after such resignation or inability, appoint a successor Contributors’ Representative and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the Contributors’ Representative for all purposes of this Agreement.

(c)        The Contributors’ Representative will incur no liability of any kind with respect to any action or omission by the Contributors’ Representative in connection with the Contributors’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Contributors’ Representative’s gross negligence or willful misconduct. The Contributors will indemnify, defend and hold harmless the Contributors’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Contributors’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Contributors’ Representative, the Contributors’ Representative will reimburse the Contributors the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Contributors’ Representative be required to advance its own funds on behalf of the Contributors, or otherwise. The Contributors acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Contributors’ Representative or the termination of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

PARENT: AVALANCHE BIOTECHNOLOGIES, INC.

By:	/s/ Paul B. Cleveland
Name: Paul B. Cleveland
Title: President & Chief Executive Officer

COMPANY: ANNAPURNA THERAPEUTICS SAS

By:	/s/ Amber Salzman
Name: Amber Salzman
Title: President & CEO

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTORS’ REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Contributors’ Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR: VERSANT CAPITAL IV (SWITZERLAND) GMBH

By:	/s/ Thomas Woiwode
Name: Thomas Woiwode
Title: Managing Director

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR: FPCI FONDS BIOTHÉRAPIES INNOVANTES ET MALADIES RARES

By:	BPIFRANCE INVESTISSEMENT SAS

	By:	/s/ Laurent Arthaud
Name: Laurent Arthaud
Title: Managing Director
BPIFRANCE INVESTISSEMENT

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR: INSERM TRANSFERT INITIATIVE SAS

By:	/s/ Francois Thomas
Name: Francois Thomas
Title: President & Managing Partner

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR:

AMBER SALZMAN

/s/ Amber Salzman

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR:

RONALD CRYSTAL

/s/ Ronald Crystal

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR:

HÉLÈNE PUCCIO

/s/ Hélène Puccio

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR:

PATRICK AUBOURG

/s/ Patrick Aubourg

Signature Page to Acquisition Agreement

IN WITNESS WHEREOF, Parent, the Company, each of the Contributors and the Contributors’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

CONTRIBUTOR:

PIERRE BOUGNERES

/s/ Pierre Bougneres

Signature Page to Acquisition Agreement

Exhibit A

Definitions

“Acquisition Proposal” means, with respect to the Company or Parent, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company, the Contributors or any of the Affiliates, on the one hand, or by or on behalf of the Parent, or any of its Affiliates, on the other hand, to such other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(iii) any liquidation or dissolution of a Party.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act or any equivalent provision under any other Applicable Law.

“Agreement” has the meaning set forth in the recitals.

“Alternative Acquisition Proposal” has the meaning set forth in Section 8.3(c).

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any European Union, French, U.S. federal, state, local, municipal, foreign or other law (including common law), statutes, regulations, written regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, request or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet Date” has the meaning set forth in Section 2.5.

“Benefit Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); (iv) employment, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any its Subsidiaries by an ERISA Affiliate, or to which the Company, any of its Subsidiaries or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California, USA or Paris, France are authorized or required by Applicable Law to close.

“Closing” has the meaning set forth in Section 1.1.

“Closing Date” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Audited Financial Statements” means the Company Financial Statements converted into U.S. GAAP and audited by an independent registered public accounting firm under U.S. GAAP diligences.

“Company Balance Sheet” has the meaning set forth in Section 2.4(a).

“Company Board” has the meaning set forth in the recitals.

“Company Capital Stock” means the issued and outstanding capital stock of the Company.

“Company Common Stock” has the meaning set forth in Section 2.2(a).

“Company Covered Person” has the meaning set forth in Section 6.7(a).

“Company Disclosure Schedule” means the written disclosure schedule delivered by the Company to the Parent concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 2.4(a).

“Company Foreign Benefit Plan” has the meaning set forth in Section 2.14(j).

“Company Intellectual Property” has the meaning set forth in Section 2.9(a).

“Company IP Agreements” means any instrument, or agreement governing, related or pertaining to any Company Intellectual Property.

“Company IP Registrations” means all Company Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of the Company and its Subsidiaries; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the United States, France or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries; (ii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Transactions; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that such events do not have a disproportionate impact on the Company and its Subsidiaries; (iv) any changes (after the date of this Agreement) in French GAAP, U.S. GAAP or Applicable Law; (v) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Authority with respect to any product of any competitor of the Company or of any third-party company developing gene-therapy products; or (vi) any scientific, treatment or clinical trial results relating to any product of any competitor of the Company or of any third-party company developing gene-therapy products; or (b) the ability of the Company to consummate the Share Contribution or any of the other Transactions or to perform any of its covenants or obligations under the Agreement in all material respects.

“Company Material Contract” has the meaning set forth in Section 2.10(a).

“Company Options” means all options or other rights to purchase capital stock of the Company granted pursuant to the Company Option Plan.

“Company Optionholders” means Persons who hold outstanding Company Options.

“Company Option Plans” means the resolutions of the Company shareholders’ general meeting, dated as of September 9, 2015, and the resolutions of the Company Board, dated as of October 21, 2015.

“Company Organizational Documents” means the articles of association, certificate of incorporation, bylaws or equivalent government documents, including all amendments thereto, of the Company or any of its Subsidiaries.

“Company Permit” has the meaning set forth in Section 2.11(b).

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Product Candidates” has the meaning set forth in Section 2.11(d).

“Company Regulatory Permits” has the meaning set forth in Section 2.11(d).

“Company Shares” has the meaning set forth in the recitals.

“Company Shareholder Agreements” mean the agreements set forth on Section 6.9 of the Company Disclosure Schedule.

“Consent” means any approval, consent, ratification, permission waiver or authorization of any Person (including any Governmental Authorization).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under Applicable Law.

“Contributor” has the meaning set forth in the recitals.

“Contributors’ Representative” has the meaning set forth in the recitals.

“Convertible Debt Conversion” has the meaning set forth in Section 6.11.

“D&O Insurance” has the meaning set forth in Section 6.7(d).

“Disposition” has the meaning set forth in Section 1.4.

“Dispute” has the meaning set forth in Section 10.10.

“Disqualification Event” has the meaning set forth in Section 4.7.

“Drug Regulatory Agency” has the meaning set forth in Section 2.11(c).

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrances” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, voting agreement, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use or right of first refusal.

“End Date” has the meaning set forth in Section 8.1(b).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, in each case relating to the environment or to radioactive, hazardous, toxic, infectious or biological wastes, materials or substances or medical waste.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with the Company or any of its Subsidiaries, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 9.5615; provided that, to the extent the total number of shares of Company Capital Stock outstanding as of the Closing (expressed on an as-converted to Company Common Stock basis assuming any Convertible Debt Conversion) increases from the date of this Agreement (other than pursuant to the Permitted Bridge Financing), the Exchange Ratio shall be adjusted accordingly in a manner consistent with the method of calculation set forth in Schedule D hereto.

“FDA” has the meaning set forth in Section 2.11(c).

“FDCA” has the meaning set forth in Section 2.11(c).

“French GAAP” means the accounting principles defined in the French plan comptable general (règlement CRC 99-03).

“Good Laboratory Practices” has the meaning set forth in Section 2.11(e).

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States, France, Ireland or the European Union or any other country or any state, county, municipality or other governmental division of any country or any stock exchange.

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (ii) right under any Contract with any Governmental Authority.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hedging Transaction” has the meaning set forth in Section 1.4.

“Indemnified Person” has the meaning set forth in Section 9.1.

“Intellectual Property” means (i) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (ii) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, and (iv) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Intended Tax Treatment” has the meaning set forth in Section 1.6.

“Intervening Event” means any material event that was not known to Parent or the Parent Board on the date hereof (or, if known, the consequences of which were not reasonably foreseeable to Parent or the Parent Board as of the date hereof), which material event (or the consequences thereof) becomes known to Parent or the Parent Board before receipt of the Required Parent Stockholder Vote.

“Investor Rights Agreement” has the meaning set forth in Section 6.18.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Key Employees” mean Amber Salzman and Carlo Russo.

“Knowledge” means with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legend” has the meaning set forth in Section 1.3(a)(iii).

“Liabilities” has the meaning set forth in Section 2.5.

“Lock-Up End Date” has the meaning set forth in Section 1.4.

“Lock-Up Shares” has the meaning set forth in Section 1.4.

“NASDAQ” has the meaning set forth in Section 4.5.

“Nasdaq Listing Application” has the meaning set forth in Section 6.10.

“New Parent Shares” means 13,135,189 shares of Parent Common Stock.

“Ordinary Course of Business” means in the case of each of Company and Parent and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that the Ordinary Course of Business for Parent shall also include actions consistent with the Parent Operating Plan and activities in connection with potentially (i) in-licensing, investing in or acquiring new Intellectual Property, product candidates, development programs or other assets, (ii) restructuring the Parent’s operations in accordance with good commercial practice as determined in Parent’s sole discretion or (iii) modifying or terminating the development of any Parent Development Product or any products related thereto based upon Parent’s assessment, in its sole discretion, due to scientific, technical regulatory or commercial reasons, including, without limitation, (A) safety or efficacy concerns, (B) concerns relating to the present or future marketability of any Parent Development Product; or (C) existing and anticipated competition that renders the development or commercialization of any Development Product no longer commercially practicable.

“Parent” has the meaning set forth in the recitals.

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 6.5(c).

“Parent Board Recommendation” has the meaning set forth in Section 6.5(b).

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Common Stock Issuance” has the meaning set forth in the recitals.

“Parent Covered Person” has the meaning set forth in Section 4.7.

“Parent Development Product” means any product or product candidate of Parent.

“Parent Disclosure Schedule” means the written disclosure schedule delivered by Parent to the Company and the Contributors concurrently in connection with this Agreement.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Parent; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent; (ii) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, to the extent that such events do not have a disproportionate impact on Parent; (vi) any changes (after the date of this Agreement) in U.S. GAAP or Applicable Law; (vii) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Authority, with respect to any product of any competitor of Parent or of any third-party company developing gene-therapy products; or (viii) any scientific, treatment or clinical trial results relating to any product of any competitor of Parent or of any third-party company developing gene-therapy products; or (b) the ability of Parent to consummate the Share Contribution or any of the other Transactions or to perform any of its covenants or obligations under the Agreement in all material respects.

“Parent Material Contract” means each Contract of Parent that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act.

“Parent Operating Plan” means the budget and operating plan of Parent delivered to the Company prior to the date of this Agreement and attached hereto as Exhibit E.

“Parent Options” has the meaning set forth in Section 1.3(b)(i).

“Parent Related Party” has the meaning set forth in Section 8.3(d).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreements” has the meaning set forth in the recitals.

“Parent Support Agreement Signatories” has the meaning set forth in the recitals.

“Parent Triggering Event” shall be deemed to have occurred if: (i) the Parent Board shall have failed to recommend to the Parent’s stockholders to vote to approve the Parent Common Stock Issuance or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company or the Contributors, or made any statement inconsistent with, the Parent Board Recommendation; (ii) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation; (iii) the Parent Board shall have approved, endorsed, or recommended any Acquisition Proposal; (iv) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 6.2(a)); or (v) Parent or any director, officer or agent of Parent shall have willfully and intentionally breached the provisions set forth in Section 6.2(a).

“Parent Warrants” means warrants to purchase shares of Parent Common Stock issued by Parent.

“Parties” has the meaning set forth in the recitals.

“Permit” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Bridge Financing” means any provision of debt financing to the Company by any of the Company’s shareholders as of the date hereof, on the terms and subject to the conditions set forth in that certain Convertible Loan Facility Agreement, dated as of July 31, 2015, as amended and existing as of the date hereof, by and among Inserm Transfert Initiative SAS, Versant Capital IV (Switzerland) GmbH, Fonds Biotherapies Innovantes et Maladies Rares (represented by Bpifrance Investissement SAS) and Annapurna Therapeutics SAS.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings, diligently conducted, and for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Representatives” means with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Representative Losses” has the meaning set forth in Section 10.17(c)

“Required Parent Stockholder Vote” has the meaning set forth in Section 4.3.

“Release” has the meaning set forth in Section 6.20.

“Rules” has the meaning set forth in Section 10.10.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.6(a).

“Section 8.3(b) Termination Fee” has the meaning set forth in Section 8.3(b).

“Section 8.3(c) Termination Fee” has the meaning set forth in Section 8.3(c).

“Securities Act” has the meaning set forth in the recitals.

“Share Contribution” has the meaning set forth in the recitals.

“Spreadsheet” means a spreadsheet dated as of the Closing Date and setting forth all of the following information (in addition to other information reasonably requested by Parent):

(i) the names of all Contributors and Company Optionholders and their respective addresses and e-mail addresses;

(ii) (A) the number and type of shares of Company Capital Stock held by each Contributor and (B) the date of acquisition of such Company Capital Stock;

(iii) (A) the exercise price per share and the number of shares of Company Common Stock subject to Company Options held by each Company Optionholder, (B) the grant date of each such Company Option, and (C) the vesting status and schedule with respect to such Company Options;

(iv) the Exchange Ratio and the number of shares of Parent Common Stock that such Contributor is entitled to receive upon the Closing in connection with the Share Contribution, which shall be equal to the number of shares of Company Shares owned by such Contributor as of the Closing Date multiplied by the Exchange Ratio; and

(v) (A) the number of Parent Options that each holder of Company Options outstanding as of the Closing is entitled to hold following the conversion of the Company Options into Parent Options pursuant to Section 1.3(b)(i), (B) the number of shares of Parent Common Stock that such Parent Options relate to, and (C) the exercise price per share for each such Parent Option.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which another Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record, securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Offer” means a bona fide, unsolicited written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that (in each case of the foregoing clauses (i) and (ii)): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 6.2(a)); and (b) is on terms and conditions that the Parent Board determines, in its reasonable, good faith judgment, after obtaining and taking into account the advice of its outside legal counsel and independent financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Parent’s stockholders, than the terms of the Share Contribution (taking into account any proposal by the Company and the Contributors to amend the terms of this Agreement pursuant to Section 6.5(c)); and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority or other Governmental Authority responsible for the imposition of any such tax, (ii) any obligation to remit or escheat unclaimed or abandoned property to a Governmental Authority, (iii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (vi) any Liability for the payment of any amounts of the type described in clauses (i) through (iii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means a Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Tax Returns” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Transactions” has the meaning set forth in the recitals.